Exhibit 99.2

Scripted Questions and Answers (Q&A)
Expedia Selects Sabre GDS in Multi-year Agreement
May 5, 2004

Q1.	What are you announcing?

We have announced that Sabre Travel Network and Expedia have signed a new five-year Global Distribution System (“GDS”) subscriber agreement.  We expect to obtain a meaningful portion of the bookings made through the Expedia network.

Q2.	Doesn’t Sabre Travel Network already have a GDS services agreement with Expedia?

This new agreement expands the scope of our relationship, supplementing our existing cruise booking services agreement with Expedia and our GDS services agreements with Classic Custom Vacations and TravelNow.

Q3.	How many of Expedia’s bookings will the Sabre GDS process?

Under the terms of the agreement, we expect the Expedia network to process a meaningful portion of its bookings through the Sabre GDS over the five- year contract term.  For competitive reasons, the specific minimum percentage of bookings to be processed, as well as other business terms, are not being disclosed.

Q4.	When do you expect to begin processing these bookings?

Teams at Sabre Travel Network and Expedia are in the process of completing the necessary implementation planning and development to establish connectivity between the Expedia system and the Sabre GDS.  We expect the development and testing to be completed in the second half of the year.

Q5.	Why is the Expedia deal good for Sabre Travel Network?

Expedia represents a large, online agency subscriber contract for Sabre Travel Network.  We expect additional bookings volume through the Sabre GDS to drive additional booking fees, which should contribute incremental revenue and operating income for our Sabre Travel Network business.  Sabre Travel Network will now provide GDS services to the world’s two largest online travel agencies, which represent a fast-growing travel distribution segment.

(1)	Sabre is a trademark of an affiliate of Sabre Holdings Corporation and Expedia, Classic Custom Vacations, and TravelNow are trademarks of an affiliate of InterActiveCorp.

Q6.	How do your agreement terms with Expedia and Travelocity compare?

We believe that our deals with Travelocity and Expedia are competitive with the terms being offered in the marketplace for similar agreements.  We have not disclosed (and will not disclose) the specific terms and conditions for either of these contracts.

Q7.	Does this agreement change the financial guidance you provided on the first quarter earnings call on January 22, 2004?

No.  We do not expect 2004 revenue from this agreement to be significant to our financial statements.  We are not providing our expectations for this contract or any of our businesses for 2005 at this time.

Q8.	Is it unusual for travel agencies to sign GDS subscriber agreements with more than one GDS company?

No. Many large travel agencies have agreements with more than one GDS provider.